Exhibit 99.1

Antigenics Reports Third Quarter 2008 Financial Results

Conference Call Scheduled for Today at 11:00 a.m. Eastern Time

NEW YORK--(BUSINESS WIRE)--November 5, 2008--Antigenics Inc. (NASDAQ: AGEN) reported results for the quarter ended September 30, 2008. The company incurred a net loss attributable to common stockholders of $11.1 million, or $0.17 per share, basic and diluted, for the third quarter of 2008, compared with a net loss attributable to common stockholders in the third quarter of 2007 of $11.0 million, or $0.24 per share, basic and diluted. For the nine months ended September 30, 2008, the company incurred a net loss attributable to common stockholders of $34.5 million, or $0.56 per share, basic and diluted, compared with a net loss attributable to common stockholders of $29.9 million, or $0.65 per share, basic and diluted, for the comparable period in 2007.

The 2008 results reflect, among other things, the company’s efforts to control costs and its cash burn while obtaining registration and conducting pre-commercial launch activities for Oncophage® (vitespen) in Russia. The results for the nine months ended September 30, 2007 reflect non-recurring milestone revenues earned from the company’s QS-21 Stimulon® adjuvant licensees of $3.1 million.

Cash, cash equivalents and short-term investments amounted to $40.9 million as of September 30, 2008.

“We achieved an important regulatory milestone by submitting a Marketing Authorization Application to the European Medicines Agency requesting conditional approval for Oncophage in earlier-stage, localized kidney cancer,” said Garo H. Armen, Ph.D., chairman and chief executive officer of Antigenics. “In addition, following the U.S. FDA’s recent decision to permit the exportation of Oncophage to Russia, we remain on track and expect to launch shortly.”

Third Quarter 2008 Corporate Highlights

  In September, the U.S. Food and Drug Administration (FDA) granted the necessary permission to allow for the export of Oncophage to Russia, which clears the way to provide patients in Russia with the drug as an adjuvant treatment for patients with renal cell carcinoma (RCC) at intermediate-risk of recurrence. Oncophage will continue to be manufactured at the company’s Lexington, Massachusetts facility.
  Antigenics submitted an application for conditional approval of Oncophage as an adjuvant treatment in early-stage RCC patients to the European Medicines Agency. If approved, Oncophage will be eligible for marketing in 27 European countries.

Key Upcoming Milestones

  Launch of Oncophage in Russia as an adjuvant treatment for early-stage RCC is expected to begin shortly as the company completes administrative procedures with hospitals considered as centers of excellence in the areas of oncology and urology.
  Continue to explore other major geographical territories for regulatory approval of Oncophage.
  Presentation of final Phase 1 data of Oncophage as a treatment for relapsed glioma at the Thirteenth Annual Scientific Meeting of the Society of Neuro-Oncology in November 2008 by the University of California, San Francisco.
  Initiation of a Phase 2 trial of Oncophage as a first-line treatment for glioma at the University of California, San Francisco.

Conference Call Information

Antigenics executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial (877) 762-5772 (domestic) or (706) 643-6986 (international); the access code is 69261414. The call will also be webcast and will be accessible from the company’s website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on November 19, 2008. The replay number is (800) 642-1687 (domestic) or (706) 645-9291 (international), and the access code is 69261414. The replay will also be available on the company’s website approximately two hours after the live call.

About Antigenics

Antigenics is a biotechnology company working to develop treatments for cancers and infectious diseases. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin™ (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21 Stimulon®, an adjuvant being evaluated by Antigenics’ collaborative partners in approximately 15 clinical stage vaccines. For more information, please visit www.antigenics.com.

This earnings release contains forward-looking statements, including statements regarding the anticipated timeline for commercial launch of Oncophage in Russia; the potential conditional approval of Oncophage in Europe and continued exploration for pursuing marketing registration for Oncophage in other territories; and clinical trial activities and the presentation of clinical data. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians and patients; the possibility that results from future treatments with Oncophage or studies with our other product candidates will not be as favorable as prior results; the inability to secure local distributors and payment mechanisms in Russia or any other jurisdiction in which Antigenics may obtain product approval; the ability to raise capital and finance future development of Oncophage; Antigenics’ dependence on its collaborative partners to successfully develop and commercialize products; and the factors described under the Risk Factors Section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2008. Antigenics cautions investors that we do not expect to generate significant revenue from sales of Oncophage in Russia for several months, if ever. The amount of revenue we generate will depend on, among other things, securing reimbursement mechanisms and physician and patient assessment of the benefits and cost effectiveness of Oncophage. Antigenics also cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Revenue	$685	$863	$2,130	$4,659

Operating expenses:
Research and development	5,396	6,133	16,965	18,146
General and administrative	5,132	4,580	16,142	13,311

Operating loss	(9,843)	(9,850)	(30,977)	(26,798)

Other expense, net	(1,088)	(936)	(2,979)	(2,537)

Net loss	(10,931)	(10,786)	(33,956)	(29,335)

Dividends on Series A convertible preferred stock	(198)	(198)	(593)	(593)

Net loss attributable to common stockholders	$(11,129)	$(10,984)	$(34,549)	$(29,928)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$(0.17)	$(0.24)	$(0.56)	$(0.65)

Weighted average number of common shares outstanding, basic and diluted	66,209	46,430	62,195	46,126

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30, 2008	December 31, 2007

Cash, cash equivalents, and short-term investments	$40,874	$18,679
Total assets	62,503	44,537
Total stockholders' deficit	(29,889)	(47,060)

CONTACT:
Antigenics Inc.
Media:
Sunny Uberoi, 212-994-8206 / 917-443-3325
or
Investors:
Robert Anstey, 800-962-2436